Exhibit 99.3

June 14, 2007

Board of Directors

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Re:	Amendment No. 4 to the Registration Statement on Form S-4
of AbitibiBowater Inc. (File No. 333-141428)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 29, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of Bowater Incorporated (“Bowater”), and the holders of the outstanding exchangeable shares, no par value, of Bowater Canada Inc (“ExchangeCo”), in the Transaction (as defined in the opinion letter) of the Bowater Exchange Ratio (as defined in the opinion letter) pursuant to the Combination Agreement and Agreement and Plan of Merger (including the Plan of Arrangement attached thereto), dated as of January 29, 2007 among AbitibiBowater Inc., Abitibi-Consolidated Inc., Bowater, Alpha-Bravo Merger Sub, Inc., and ExchangeCo.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Bowater in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors,” “The Combination—Background of the Combination,” “The Combination—Factors Considered by Bowater’s Board of Directors” and “The Combination—Opinions of Bowater’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)